Exhibit 10.1

Execution Version

AMENDMENT NO. 2 TO MASTER REPURCHASE AND SECURITIES CONTRACT

AMENDMENT NO. 2 TO MASTER REPURCHASE AND SECURITIES CONTRACT, dated as of June 27, 2013 (this “Amendment”), between ACRC LENDER W LLC, a Delaware limited liability company (“Seller”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as defined below).

RECITALS

WHEREAS, Seller and Buyer are parties to that certain Master Repurchase and Securities Contract, dated as of December 14, 2011 (as amended by Buyer, Seller and Guarantor pursuant to Amendment No. 1 to Master Repurchase and Securities Contract dated as of May 22, 2012 (“Amendment No. 1”), and as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”); and

WHEREAS, Seller and Buyer have agreed to further amend certain provisions of the Repurchase Agreement in the manner set forth herein.

Therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer each hereby agree as follows:

SECTION 1.     Amendments to Repurchase Agreement.

(a)        The defined terms “Credit Event”, “Defaulted Asset”, “EBITDA”, “Interest Expense”, “Maximum Amount”, “Purchase Price”, “Repurchase Price”, “Senior Interest” and “Sub-Limit”, as set forth in Article 2 of the Repurchase Agreement, are hereby amended and restated in their entirety to read as follows:

“Credit Event”:  The determination by Buyer, in its commercially reasonable judgment, that any of the following events or any similar event, occurrence or condition has occurred: (i) an Insolvency Event with respect to any Underlying Obligor, (ii) any monetary or material non-monetary event of default under the terms of any Purchased Asset after giving effect to any applicable notice, grace or cure periods, (iii) failure of a Purchased Asset to qualify as an Eligible Asset, (iv) the deterioration in value of any Mortgaged Property relating to any Purchased Asset (other than due to fluctuations in current interest rates and spreads) such that the PPV Test with respect to any Purchased Asset is violated, (v) any drop in the net operating income or cash flow of any Purchased Asset or the Mortgaged Property related thereto such that (A) the Debt Yield Test is violated and (B) a Margin Deficit with respect to any Purchased Asset exists in an amount greater than $500,000, (vi) the loss of any security interest (or the priority thereof) under this Agreement or any documents executed in connection with this Agreement, or any document executed in connection with any Underlying Mortgage Loan, (vii) any Transaction fails to qualify for safe harbor treatment under the Bankruptcy Code, as described in Article 14 of this Agreement, (viii) Seller fails to deliver the Mortgage Loan File to the Custodian within the applicable time periods provided in the Custodial Agreement, subject to any applicable cure periods set forth therein, (ix) any material breach of a representation or warranty with respect to any Purchased Asset occurs and is not cured within the applicable cure periods set forth in the documents executed in connection with the applicable Underlying Mortgaged Property (x) any statement, affirmation or certification made or information, document, agreement, report or notice delivered by Seller to Buyer is untrue in any material respect, (xi) the Minimum Portfolio Debt Yield Test is violated, and (xii) Buyer determines that a Material Adverse Effect has occurred or that such Purchased Asset is otherwise unlikely to be collectible on a timely basis.

“Defaulted Asset”:  Any Asset or Purchased Asset, as applicable, (a) that is thirty (30) or more days (or, in the case of payments due at maturity, one (1) day) delinquent in the payment of principal, interest, fees, distributions or any other amounts payable under the related Mortgage Loan Documents, (b) for which there is a Representation Breach with respect to such Asset or Purchased Asset, other than an Approved Representation Exception, (c) for which there is a monetary default or a material non–monetary default under the related Mortgage Loan Documents beyond any applicable notice or cure period, (d) as to which an Insolvency Event has occurred with respect to the related Underlying Obligor, or (e) for which Seller or Interim Servicer has received notice of the foreclosure or proposed foreclosure of any Lien on the related Underlying Mortgaged Property.

“EBITDA”:  With respect to any Person and for any Test Period, an amount equal to the sum of (a) Net Income (or loss) of such Person (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss)): (i) depreciation and amortization expense (other than those related to capital expenditures that have not been included in the calculation of Fixed Charges as defined in the Guarantee Agreement), (ii) Interest Expense, (iii) income tax expense, (iv) extraordinary or non-recurring gains, losses and expenses including but not limited to transaction expenses relating to business combinations, other acquisitions and unconsummated transactions, (v) unrealized loan loss reserves,  impairments and other similar charges including but not limited to reserves for loss sharing arrangement associated with mortgage servicing rights, (vi) realized losses on loans and loss sharing arrangements associated with mortgage servicing rights and (vii) unrealized gains, losses and expenses associated with (A) derivative liabilities including but not limited to convertible note issuances and (B) mortgage servicing rights (other than the initial revenue recognition of recording an asset), plus (b) such Person’s proportionate share of Net Income (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person) of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

“Interest Expense”:  With respect to any Person and for any Test Period, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan, the amortization of financing costs, and the payment of origination fees), plus such Person’s proportionate share of interest expense from the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

“Maximum Amount”:  $225,000,000, which Maximum Amount shall not be increased by any Future Funding Transaction or reduced upon the repurchase of any Purchased Assets; provided, that on and after the Facility Termination Date, the Maximum Amount on any date shall be the aggregate Purchase Price outstanding for all Transactions as of such date, as such amount declines over the term hereof as Purchased Assets are repurchased and Margin Deficits are satisfied.

“Purchase Price”:  For any Purchased Asset, (a) as of the Purchase Date for such Purchased Asset, an amount equal to the product of the Market Value of such Purchased Asset, times the Applicable Percentage for such Purchased Asset, and (b) as of any other date, the amount described in the preceding clause (a), (i) increased by any Future Funding Amounts disbursed by Buyer to Seller or the related borrower with respect to such Purchased Asset and, (ii) reduced by (x) any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 4.01 and applied to the Purchase Price of such Purchased Asset, (y) any Principal Payments remitted to the Waterfall Account and which were applied to the Purchase Price of such Purchased Asset by Buyer pursuant to clause fifth of Section 5.02, and (z) any payments made by Seller in reduction of the outstanding Purchase Price.

“Repurchase Price”:  For any Purchased Asset as of any date, an amount equal to the sum of (a) the outstanding Purchase Price as of such date, (b) the accrued and unpaid Price Differential for such Purchased Asset as of such date (as increased by any Future Funding Amounts and any other additional funds advanced in connection with such Purchased Asset), (c) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Repurchase Document, (d) any accrued and unpaid fees and expenses and indemnity amounts and any other amounts owed by Seller or Guarantor to Buyer or any of its Affiliates under this Agreement or any Repurchase Document and (e) the Exit Fee, if any, applicable to such Purchased Asset on any Early Repurchase Date.

“Senior Interest”:  Either (a) a senior or pari passu participation interest in a Whole Loan, or (b) a senior or pari-passu “A-Note” in an “A/B structure” of a Whole Loan.

“Sub-Limit”:  The composition of Purchased Assets transferred to Buyer shall at all times meet the following sublimit caps, and no Market Value shall be ascribed to any Purchased Assets:

(a)        to the extent that the Market Value ascribed to non-controlling Senior Interests with outstanding Future Funding Amounts would exceed twenty-five percent (25%) of the Maximum Amount;

(b)        to the extent that the Market Value ascribed to any one Purchased Asset would exceed twenty-five percent (25%) of the Maximum Amount; and

(c)        to the extent that the Market Value ascribed to Purchased Assets, the Type of which consists of hotels, (as determined by Buyer), would exceed fifteen percent (15%) of the Maximum Amount.

(b)       The following, new defined terms “Future Funding Amount”, Future Funding Confirmation”, “Future Funding Date”, “Future Funding Request Package”, “Future Funding Transaction”, “Minimum Portfolio Debt Yield Test” and “Multi-Family Asset” are hereby added to Article 2 of the Repurchase Agreement in correct alphabetical order:

“Future Funding Amount”:  With respect to any Whole Loan or Senior Interest, the amount of additional funding obligations that were expressly identified to Buyer in connection with the initial Transaction.

“Future Funding Confirmation”:  Defined in Section 3.11(a)(i).

“Future Funding Date”:  With respect to any Whole Loan or Senior Interest, the date on which Buyer advances any portion of the Future Funding Amount related to such Whole Loan or Senior Interest, as applicable.

“Future Funding Request Package”:  With respect to one or more Future Funding Transactions, the following, to the extent applicable and available, unless any such items were previously delivered to Buyer and have not been modified since the date of each such delivery:  (a) the executed request for advance (which shall include the applicable Seller’s approval of such future funding); (b) the executed borrower’s affidavit; (c) the escrow agreement, if funding through escrow; (d) copies of all relevant trade contracts; (e) the title policy endorsement for the advance; (f) copies of any tenant leases; (g) copies of any service contracts; (h) updated financial statements, operating statements and rent rolls; (i) evidence of required insurance; (j) updates to the engineering report, if required; and (k) copies of any additional documentation as required in connection therewith pursuant to the related Underlying Loan Documents.

“Future Funding Transaction”:  An additional Transaction requested with respect to any Whole Loan or Senior Interest to provide for the advance of additional funds that were expressly identified to Buyer in connection with the initial Transaction entered into in respect of such Whole Loan or Senior Interest, as applicable.

“Minimum Portfolio Debt Yield Test”:  The meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“Multi-Family Asset”:  Any Purchased Asset for which the majority or all of the Underlying Mortgaged Property consists of multiple separate housing units for residential (i.e. non-commercial) inhabitants, which may be contained either in one building or in several buildings within a single complex.

(c)        The following new sentence is hereby added to the end of the defined term “Eligible Asset”, as set forth in Article 2 of the Repurchase Agreement:

For the avoidance of doubt, Buyer’s agreement to accept an Asset with a future funding obligation shall be deemed to be a permanent waiver of clause (d) of the definition of Eligible Asset with respect to such Asset, provided, however that such waiver shall not be deemed a waiver of such requirement with respect to any other Asset or Purchased Asset.

(d)       The reference to “Schedule 1” as set forth in Section 3.07(b) of the Repurchase Agreement, is hereby revised to read “Schedule 3”.

(e)        The following, new Section 3.11 is hereby added to the Repurchase Agreement in correct numerical order:

SECTION 3.11           Future Funding Transactions.  Buyer’s agreement to enter into any Future Funding Transaction is subject to the satisfaction of the following conditions precedent, both immediately prior to entering into such Future Funding Transaction and also after giving effect to the consummation thereof:

(i)    Seller shall give Buyer written notice of each Future Funding Transaction, together with a signed, written confirmation in the form of Exhibit J attached hereto prior to each Future Funding Transaction (a “Future Funding Confirmation”), signed by a Responsible Officer of Seller.  Each Future Funding Confirmation shall identify the related Whole Loan and/or Senior Interest, shall identify Buyer and Seller and shall be executed by both Buyer and Seller; provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a Future Funding Confirmation that has not been signed by a Responsible Officer of Seller.  Each Future Funding Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Future Funding Transaction covered thereby, and shall be construed to be cumulative to the extent possible.  If terms in a Future Funding Confirmation are inconsistent with terms in this Agreement with respect to a particular Future Funding Transaction, other than with respect to the Applicable Percentage and

Maximum Applicable Percentage set forth in such Future Funding Confirmation, this Agreement shall prevail.

(ii)   No less than seven (7) Business Days prior to the proposed Future Funding Date, Seller shall deliver to Buyer a Future Funding Request Package.  Buyer shall have the right to conduct an additional due diligence investigation of the Future Funding Request Package and/or the related Whole Loan and/or Senior Interest as Buyer determines.  Prior to the approval of each proposed Future Funding Transaction by Buyer, Buyer shall have determined, in its sole and absolute discretion, that all of the applicable conditions precedent for a Transaction, as described in Section 6.02(b), (e), (f) and (h) have been met by Seller and that the consummation of the related Future Funding Transaction would not otherwise cause Seller to breach the Minimum Portfolio Debt Yield Test.  So long as all such conditions have been satisfied, no Default or Event of Default then-currently exist and Buyer has determined, in its sole and absolute discretion, that, if Buyer has not purchased from Seller a complete ownership interest in the entire related Whole Loan, that all of the terms and conditions relating to the splitting of such Whole Loan into multiple interests are satisfactory to Buyer in all respects, then Buyer shall be required to approve the related Future Funding Transaction on a timely basis.

(iii)  Upon the approval by Buyer of a particular Future Funding Transaction, Buyer shall deliver to Seller a signed copy of the related Future Funding Confirmation described in clause (i) above, on or before the scheduled date of the underlying proposed Future Funding Transaction.  On the Future Funding Date for the Future Funding Transaction, which shall occur no later than three (3) Business Days after the final approval of the Future Funding Transaction by Buyer, the Future Funding Amount shall be transferred by Buyer to Seller or, at Buyer’s direction and only after the delivery of prior notice thereof to Seller, to the related Underlying Obligor.

(f)        Section 7.16 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

Section 7.16.   Chief Executive Office; Jurisdiction of Organization.  On the Effective Date, Seller’s chief executive office, is, and has been, located at One North Wacker Drive, 48th Floor, Chicago, Illinois 60606.  On the Effective Date, Seller’s jurisdiction of organization is Delaware.  Seller shall provide Buyer with thirty (30) days advance notice of any change in Seller’s principal office or place of business or jurisdiction.  Seller has no trade name.  During the preceding five (5) years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(g)        Section 10.01(a) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

(a)        Seller fails to make a payment of (i) Margin Deficit or Repurchase Price (other than Price Differential) when due, whether by acceleration or otherwise (including, if applicable, any Future Funding Amounts related to a Future Funding Transaction), (ii) Price Differential within one (1) Business Day of when due, or (iii) any other amount within two (2) Business Days of when due unless Seller did not have knowledge of such required payment, in which case within two (2) Business Days after receipt of notice that such payment is due and owing, in each case under the Repurchase Documents;

(h)       The attached Exhibit J is hereby added to the Repurchase Agreement.

(i)         Item number 1 on Schedule 1(b) to the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

1.         The Senior Interest is either (a) a controlling senior or controlling or non-controlling pari-passu participation interest in a Whole Loan or (b) a controlling senior or controlling or non-controlling pari-passu “A-Note” in an “A/B structure” of a Whole Loan.

SECTION 2.     Conditions Precedent.  This Amendment and its provisions shall become effective on the first date on which this Amendment is executed and delivered by a duly authorized officer of each of Seller and Buyer, (the “Amendment Effective Date”), so long as, on or before the Amendment Effective Date, Buyer has received legal opinions issued by Latham & Watkins LLP and Venable LLP, which are reasonably acceptable to Buyer and its counsel.

SECTION 3.     Representations, Warranties and Covenants.  Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Amendment Effective Date, that (i) Seller is in compliance in all material respects with all of the terms and provisions set forth in each Repurchase Document to which it is a party on its part to be observed or performed, and (ii) no Default or Event of Default has occurred or is continuing.  Seller hereby confirms and reaffirms its representations, warranties and covenants contained in the Repurchase Agreement, except that Seller has changed its location in the past twelve (12) months.

SECTION 4.     Acknowledgement.  Seller hereby acknowledges that Buyer is in compliance with its undertakings and obligations under the Repurchase Agreement and the other Repurchase Documents.

SECTION 5.     Limited Effect.  Except as expressly amended and modified by this Amendment, the Amendment No. 2 to the Guarantee Agreement and the Amendment No. 1 to the Fee Letter, the Repurchase Agreement, the Fee Letter, and each of the other Repurchase Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that upon the Amendment Effective Date, (w) each reference therein and herein to the “Repurchase Documents” shall be deemed to include, in any event, this Amendment, (x) each reference to the “Repurchase Agreement” in any of the

Repurchase Documents shall be deemed to be a reference to the Repurchase Agreement as amended hereby, (y) each reference to the “Fee Letter” in any of the Repurchase Documents shall be deemed to be a reference to the Fee Letter as amended by Amendment No. 1 to the Fee Letter, and (z) each reference in the Repurchase Agreement to “this Agreement”, this “Repurchase Agreement”, “hereof”, “herein” or words of similar effect in referring to the Repurchase Agreement shall be deemed to be references to the Repurchase Agreement as amended by this Amendment.

SECTION 6.     Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

SECTION 7.     Expenses.  Seller agrees to pay and reimburse Buyer for all out-of-pocket costs and expenses incurred by Buyer in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of Cadwalader, Wickersham & Taft LLP, counsel to Buyer.

SECTION 8.     GOVERNING LAW.

THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

SELLER

ACRC LENDER W LLC, a Delaware limited liability company

By:	/s/ Timothy B. Smith
Name: Timothy B. Smith
Title: Vice President

BUYER

WELLS FARGO BANK, N.A., a national banking association

By:	/s/ John Nelson
Name: John Nelson
Title: Managing Director